UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

CLEAR SKIES SOLAR, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53105	30-0401535
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Old Country Road, Suite 610 Mineola, New York	11501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 282-7652

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 12, 2008, our Board of Directors approved Amendment Number One (“Amendment No.1”) to the Clear Skies Solar, Inc. 2008 Non-Employee Directors Compensation Plan (the “Non-Employee Director Plan”). Amendment No.1 permits our Board and/or a duly appointed committee thereof to make discretionary grants of options under the Non-Employee Director Plan to our directors who, at the time of such grant, are not employees of us or of any parent or subsidiary of ours, in addition to the automatic grants provided for in the Non-Employee Director Plan. All the other terms of the Non-Employee Director Plan remain substantially unchanged. We plan to seek stockholder approval of the Non-Employee Director Plan, as amended, at our next annual meeting of stockholders.

As of November 12, 2008, we entered into Amended and Restated Executive Employment Agreements (“Amended Employment Agreements”) with each of Arthur Goldberg, Ezra Green and Thomas Oliveri (the “Executives”). The Amended Employment Agreements made substantially the following changes to our employment agreements with each of these Executives:

•	The initial term has been extended from two years to three years;

•	The requirement of prior notice of any non-renewal has been increased from three months to six months;

•	The measurement period for the gross revenue milestones that would trigger each Executive’s bonus payments have been revised and standardized as the twelve months ending March 31, 2009 and 2010; and

•	The termination provisions were revised to be as described below.

If we terminate the employment of any Executive without “Cause” (as defined in the Amended Employment Agreements), then, among other things: (a) we must continue to provide such Executive with coverage, at our expense, under all our benefit plans in which Executive was a participant immediately prior to his last date of employment (or benefit plans that provide no less coverage) through the end of the initial three-year term and any renewal terms; and (b) we must make a lump sum payment to such Executive, as severance, of his then current annual base salary and any bonuses earned through the end of the initial three-year term and any renewal terms.

If any Executive terminates his employment for “Good Reason” (as defined in the Amended Employment Agreements), then, among other things: (a) we must continue to provide such Executive with coverage, at our expense, under all our benefit plans in which Executive was a participant immediately prior to his last date of employment (or benefit plans that provide no less coverage) for a period of one year following the termination of employment; and (b) we must make a lump sum payment to such Executive, as severance, of his then current annual base salary and any bonuses earned through the end of the initial three-year term and any renewal terms.

If we terminate the employment of any Executive for Cause or if he voluntarily resigns (other than for Good Reason) or if his employment is automatically terminated upon his death or “Disability” (as defined in the Amended Employment Agreements), then we shall have no further obligations or liabilities under the Amended Employment Agreements with respect to compensation or benefits thereafter, except for the obligation to pay such Executive any earned but unpaid base salary, accrued unused vacation days and reimbursement of reasonable expenses paid or incurred by such Executive in connection with the performance of his employment, and in the event of Executive’s death, to provide continued coverage to Executive’s spouse and minor children at our expense for a period of one year following his death under certain benefit plans in which such Executive was a participant.

Each Executive is prohibited from soliciting our employees or customers and from interfering with certain other relationships until one year following the termination of his employment with us or of his employment agreement, whichever occurs later. Furthermore, if we terminate such Executive’s employment for Cause or if he voluntarily resigns (other than for Good Reason), then such Executive must not compete with us during the same time period.

The Amended Employment Agreements also provide that certain payments to which an Executive might become entitled, which constitute deferred compensation subject to Section 409A of the Internal Revenue Code, shall not be made until the earlier of the first day of the seventh month following such Executive’s separation from service and the date of Executive’s death following separation from service. The Amended Employment Agreements provide that we must pay interest on any amounts deferred as described in the immediately preceding sentence.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Clear Skies Solar, Inc.

Dated: November 13, 2008

By: /s/ Arthur L. Goldberg
Name: Arthur L. Goldberg
Title: Chief Financial Officer